SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION

                     FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  CLS AdvisorOne Funds

Address of Principal Business Office:       9802 Nicholas, Suite 205
                                            Omaha, NE  68114

Telephone Number:  (402) 397-3029

Name and address of agent for service of process:

         W. Patrick Clarke
         9802 Nicholas, Suite 205
         Omaha, NE  68114

Check Appropriate Box:
     Registrant is filing a Registration Statement Pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES |X| NO |_|

                                   SIGNATURE

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Omaha and the State of Nebraska on the 14th day of March, 1997.

                                                     CLS ADVISORONE FUNDS

                                                By: /s/ W. Patrick Clarke
                                                   ---------------------------
                                                        W. Patrick Clarke
                                                        Chairman and President